FIRST ALBANY REPORTS SECOND QUARTER 2005 FINANCIAL RESULTS

ALBANY, NEW YORK, August 4, 2005 – First Albany Companies Inc. (NASDAQ: FACT) today reported its financial results for the second quarter ending June 30, 2005, and will hold a conference call today at 11:00 AM, EDT (see dial-in information below).

Overview of Quarterly Results

First Albany’s 2005 second quarter net revenues from continuing operations were $36.6 million, compared to $40.7 million for the same period in 2004, with increased net revenues of $4.7 million in Fixed Income offset by a $3.6 million decline in Equities net revenues and a decline in investment income related to the value of the Company’s investment portfolio. Results for the second quarter were negatively impacted by a $1.7 million decline in the value of the Company’s investment portfolio, net of tax; severance of $1.1 million, net of tax; and $0.1 million in costs, net of tax, associated with the initiative to consolidate the Company’s New York City offices with those of Descap Securities.  For the second quarter, the Company reported a net loss from continuing operations of $3.2 million compared to net income from continuing operations of $2.8 million for the same period in 2004.  Excluding the decline in investment income, severance and office relocation expenses, the consolidated net loss from continuing operations would have been $0.3 million.  Second quarter 2005 net loss per diluted share from continuing operations was $0.24 compared to net income from continuing operations of $0.20 per diluted share in the second quarter of 2004. Consolidated net loss was $ 3.4 million for the quarter compared to net income of $2.7 million for the same period in 2004. Diluted earnings per share on a consolidated basis for the second quarter of 2005 were a loss of $0.25 per share compared with income of $0.19 in the second quarter of 2004.

For the six months ended June 30, 2005, net revenues from continuing operations were $65.2 million, compared to $83.1 million for 2004.  Declines in Equities net revenue, Fixed Income sales and trading and investment income related to the value of the Company’s investment portfolio overshadowed a strong performance in Fixed Income investment banking. Results for the six months were negatively impacted by a $3.9 million decline in the value of the Company’s investment portfolio, net of tax; severance expense associated with continued reductions in headcount of $1.7 million, net of tax; and $0.1 million in costs, net of tax, associated with consolidating our New York City offices with those of Descap Securities.  Including these charges, the Company reported a net loss from continuing operations of $10.0 million for the first six months of 2005 compared to net income from continuing operations of $1.5 million for the same period in 2004.  Excluding these items, the consolidated net loss from continuing operations would have been $4.3 million. Earnings per diluted share from continuing operations for the six months ended June 30, 2005 were a net loss of $0.77 compared to net income of $0.11 per diluted share for 2004.  The Company reported a consolidated net loss of $10.3 million for the six months ended June 30, 2005, compared to consolidated net income of $0.7 million for 2004. Consolidated diluted earnings per share for the six months ended June 30, 2005, were a net loss of $0.79 compared with net income of $0.06 for 2004.

“We had a strong quarter in Fixed Income with growing revenues and improving profitability.  While there was a shortfall in Equities revenue for the quarter, our regular way business is showing improvement, and we are optimistic about the backlog in Equity Investment Banking, where revenue for the third quarter-to-date has already exceeded that of the entire second quarter. We anticipate improved performance and profitability for the rest of 2005,” said Alan Goldberg, President and Chief Executive Officer of First Albany Companies Inc.

Operational Highlights

Fixed Income

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Fixed Income net revenue was $23.6 million for the second quarter 2005, compared to $19.0 million for the same period in 2004.   For the six months ended June 30, 2005, net revenues increased 6 percent to $40.8 million versus the same period in 2004.

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Public finance net revenue was $6.7 million in the second quarter 2005, an increase of 24 percent compared to the same period in 2004.  For the six months ended June 30, 2005, public finance net revenue was $11.8 million compared to $9.4 million for the same period in 2004. The year-over-year growth was the result of an increase in advisory fees and underwriting revenue.

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Driven by the acquisition of Descap Securities, mortgage-backed net revenue increased 64 percent to $5.9 million in the second quarter compared to the same period in 2004. Descap Securities’ reported its best quarter since the Company acquired it in May 2004.

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Despite a 44 percent increase in high yield corporate bond net revenue, overall corporate bond net revenue was down 32 percent compared to the same period in 2004. For the six months ended June 30, 2005, corporate bond net revenue was $6.7 million compared to $11.9 million for the same period in 2004. Spread compression continues to negatively impact secondary corporate bond activity.  As part of a plan to restore profitability, the Company eliminated approximately 20 percent of the headcount in the corporate bond area, incurring $0.6 million in severance related expense during the quarter.

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Municipal sales and trading revenue was down 22 percent to $3.6 million for the second quarter 2005 compared to the same period in 2004. For the six months ended June 30, 2005, municipal sales and trading net revenue was $6.1 million compared to $7.9 million for the same period in 2004.  The drop in revenue was primarily due to a decline in principal transaction revenue.

Equities

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Equity Capital Markets reported year-over-year declines in net revenue for the second quarter of 2005 as primarily a result of declining customer volumes in sales and trading and weakness in investment banking activity.  Net revenue was $13.2 million for the second quarter 2005, compared to $16.8 million for the same period in 2004.   For the six months ended June 30, 2005, Equity Capital Markets net revenue was $27.2 million compared to $39.0 million the same period in 2004.  Profitability for the quarter was negatively impacted by the year-over-year decline in net revenue and $0.9 million in severance related expense.

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Investment Banking net revenue was down 28 percent for the second quarter 2005 compared to the same period in 2004 on continued weakness in underwriting activity.  During the second quarter 2005, the Company completed seven transactions. The Company acted as a co-manager on four public offerings and as a placement agent on three transactions.  For the six months ended June 30, 2005, Investment Banking net revenue was $5.9 million compared to $9.3 million the same period in 2004 as weakness in underwriting activity continued to negatively impact year-over-year results.

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Sales and Trading net revenue was down 20 percent for the second quarter 2005 compared to the same period in 2004, with a 23 percent drop in NASDAQ net revenue and a 13 percent drop in Listed net revenue. For the six months ended June 30, 2005, Sales and Trading net revenue was $21.2 million compared to $29.5 million the same period in 2004.

Other

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Other net revenue decreased $5.1 million for the second quarter 2005 compared to the same period in 2004. The year-over-year decline in revenue was the result of a decline in investment income related to the Company’s investment portfolio. The decline in investment income was mitigated by a $1.5 million gain the Company realized in the second quarter on the sale of its seat on the New York Stock Exchange.

First Albany Companies
Operational Highlights
(Unaudited)
	Three Months Ended June 30			Six Months Ended June 30
	2005	2004	2005 V 2004	2005	2004	2005 V 2004
(Dollars in Thousands)
Net Revenues:

Equities	$13,166	$16,807	-22%	$27,177	$38,983	-30%
Fixed Income	23,618	18,960	25%	40,804	38,547	6%
Other	(216)	4,890	-104%	(2,800)	5,553	-150%

Total	$36,568	$40,657	-10%	$65,181	$83,083	-22%

Pre-Tax Operating Income (Loss):

Equities	$(2,876)	$599	-580%	$(4,799)	$3,259	-247%
Fixed Income	4,695	2,596	81%	5,172	4,788	8%
Other	(7,451)	(2,652)	-181%	(17,850)	(10,264)	-74%

Total	$(5,632)	$543	N/M	$(17,477)	$(2,217)	N/M

Capital Markets (Fixed Income & Equities)
	Three Months Ended June 30			Six Months Ended June 30
	2005	2004	2005 V 2004	2005	2004	2005 V 2004
(Dollars in Thousands)
Net Revenues:

Institutional Sales & Trading
Equities	$10,365	12,897	-20%	$21,218	$29,522	-28%
Fixed Income	15,745	13,066	20%	26,734	27,705	-4%

Total Institutional Sales & Trading	26,110	25,963	1%	47,952	57,227	-16%

Investment Banking
Equities	2,784	3,848	-28%	5,914	9,327	-37%
Fixed Income	6,993	5,418	29%	12,417	9,916	25%

Total Investment Banking	9,777	9,266	6%	18,331	19,243	-5%

Net Interest Income	868	477	82%	1,633	927	76%
Other Income	29	61	-53%	65	133	-51%

Total Net Revenues	$36,784	$35,767	3%	$67,981	$77,530	-12%

Note: Does not include Discontinued Operations

Other

During the quarter ending June 30, 2005, the Company executed a lease for new office space in New York City, which will provide the opportunity to consolidate operations.  The Company currently anticipates moving into the new space in either the fourth quarter of 2005 or first quarter of 2006.  The Company’s leases for its current office spaces in New York City expire in October 2008 and May 2009.  Based upon current market conditions, the Company has estimated it will incur a charge of approximately $2.6 million to $3.0 million, net of anticipated sublease rental income, when it ceases to use its current office spaces.  In addition, the Company has revised the estimated useful lives of leasehold improvements related to its existing space and will recognize an incremental non-cash charge of approximately $0.9 million between July 1, 2005 and the anticipated cease-use date. Also, in addition to the rent expense being recognized on the existing office spaces through the cease-use date, the Company will also recognize rent expense related to the new space.

Shareholders’ Equity

Shareholders’ equity as of June 30, 2005 was 80.2 million, as compared to $80.7 million on March 31, 2005.  Book value per share as of June 30, 2005 was $6.03, as compared to $6.13 on March 31, 2005.

Conference Call Information

First Albany Companies will hold a conference call today, Thursday, August 4, 2005, at 11:00 A.M. (EDT).

This call will be webcast and can be accessed on the Investor Relations portion of the First Albany Companies website at www.firstalbany.com, as well as being distributed through the Thomson StreetEvents Network.  Individual investors can listen to the call at www.earnings.com, Thomson's individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site. To participate on the call, please dial 877.707.9632 and request the First Albany earnings call. A recording of the call will be available for seven days by dialing 800.839.6910.

About First Albany

Founded in 1953, First Albany is a leading institutionally focused independent investment bank that serves the institutional market, the growing corporate middle market and public institutions by providing clients with strategic, research-based, innovative investment opportunities. First Albany offers a diverse range of products through its Equities division, Fixed Income division and Venture Capital division, and FA Technology Ventures Inc.  First Albany is traded on NASDAQ under the symbol FACT with offices in major business and commercial markets.

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This press release contains "forward-looking statements,” which are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company's services within those markets and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. These statements are not historical facts but instead represent only the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control.  It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements.

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FOR ADDITIONAL INFORMATION

PLEASE CONTACT:

Steven R. Jenkins (Investors)

Chief Financial Officer

First Albany Companies

518.447.8500

Ben Tanner (Media)

Fleishman Hillard

212.453.2301

Al Bellenchia (Media)

Fleishman Hillard

212.453.2256

FIRST ALBANY COMPANIES INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 30		June 30
(In thousands of dollars except for per share amounts and shares outstanding)	2005	2004	2005	2004
Revenues:
Commissions	$4,643	$5,360	$9,231	$11,158
Principal transactions	21,687	20,183	39,312	45,131
Investment banking	9,792	9,545	18,254	20,187
Investment gains	(2,847)	4,141	(6,645)	3,864
Interest	4,267	2,187	7,652	3,923
Fees and other	2,181	571	2,917	1,132
Total revenues	39,723	41,987	70,721	85,395
Interest expense	3,155	1,330	5,540	2,312
Net revenues	36,568	40,657	65,181	83,083
Expenses (excluding interest):
Compensation and benefits	29,094	28,319	58,039	59,661
Clearing, settlement and brokerage costs	3,071	1,668	4,805	3,433
Communications and data processing	3,708	3,798	7,367	7,781
Occupancy and depreciation	2,951	2,338	5,683	4,565
Selling	1,781	1,967	3,515	3,706
Other	1,595	2,024	3,249	6,154
Total expenses (excluding interest)	42,200	40,114	82,658	85,300
Income (loss) before income taxes	(5,632)	543	(17,477)	(2,217)
Income tax (benefit) expense	(2,411)	(2,214)	(7,518)	(3,731)
Income (loss) from continuing operations	(3,221)	2,757	(9,959)	1,514
Loss from discontinued operations, net of taxes	(133)	(86)	(291)	(770)
Net income (loss)	$(3,354)	$2,671	$(10,250)	$744

Per share data:
Basic earnings:
Continued operations	$(0.24)	$0.22	$(0.77)	$0.13
Discontinued operations	(0.01)	(0.01)	(0.02)	(0.07)
Net Income (loss)	$(0.25)	$0.21	$(0.79)	$0.06
Diluted earnings:
Continued operations	$(0.24)	$0.20	$(0.77)	$0.11
Discontinued operations	(0.01)	(0.01)	(0.02)	(0.05)
Net Income (loss)	$(0.25)	$0.19	$(0.79)	$0.06

Weighted average common and common equivalent shares outstanding:
Basic	13,319,588	12,666,236	13,013,402	11,838,724
Dilutive (a)	14,271,009	14,037,589	13,953,846	13,283,777

(a) Amount includes, for the three months and six months of 2005, 951,421 and 940,444, respectively, common equivalent shares that were excluded from the computation of dilutive earnings per share because they were anti-dilutive.